As filed with the Securities and Exchange Commission on December 19, 2002

Registration No. 333-_____________________

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.   20549
_____________

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
____________

      CENTRAL VERMONT PUBLIC SERVICE CORPORATION
(Exact name of registrant as specified in its charter)

Vermont (State of incorporation)	03-0111290 (IRS employer identification no.)

       77 Grove Street, Rutland, Vermont               05701
(Address of principal executive offices)          (Zip code)

Central Vermont Public Service Corporation
2002 Long-Term Incentive Plan
(Full title of the Plan)
____________

Joseph M. Kraus, Esq.
Central Vermont Public Service Corporation
77 Grove Street
Rutland, Vermont   05701
(802) 747-5429
(Name, address and telephone number of agent for service)

Copies to:
Frank Lee, Esq.
Huber Lawrence & Abell
605 Third Avenue
New York, New York   10158
(212) 682-6200

CALCULATION OF REGISTRATION FEE
Title of Securities to be Registered	Proposed Maximum Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Aggregate Offering Price	Amount of Registration Fee

Common Stock (par value $6.00 per share)	350,000	$18.15	$6,352,500	$585.00

(1)	The registration fee has been computed with respect to the maximum number of shares issuable under the plan pursuant to Rule 457(h)(1).
(2)	Estimated solely to calculate the registration fee pursuant to Rule 457(c) on the basis of the average of the high and low prices reported on the New York Stock Exchange on December 16, 2002.

PART I

             This registration statement registers 350,000 shares of Common Stock, $6.00 par value per share, of CENTRAL VERMONT PUBLIC SERVICE CORPORATION (the "Registrant") to be awarded under the Central Vermont Public Service Corporation 2002 Long-Term Incentive Plan (the "2002 LTIP"). Documents containing the information required by Part I of the Registration Statement will be sent or given to participants in the Plan as specified by Rule 428(b)(1). Those documents are not filed with the Securities and Exchange Commission (the "Commission") either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 in reliance on Rule 428. Those documents and the documents incorporated by reference in this registration statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act of 1933.

PART II

Item 3.  Incorporation of Documents by Reference

             The following documents filed or to be filed by the Registrant with the Commission are incorporated by reference in this registration statement:

(a)	Annual Report on Form 10-K for the fiscal year ended December 31, 2001.
(b)	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2002, June 30, 2002, and September 30, 2002.
(c)	Current Reports on Form 8-K filed with the Commission on March 6, 2002, March 22, 2002, July 24, 2002, July 31, 2002, October 11, 2002, November 27, 2002, and December 5, 2002.
(d)	The description of our Common Stock contained in our registration statement on Form 8-A filed with the Commission on September 16, 1981, including the amendment on Form 8-A dated October 13, 1992.
(e)

All documents filed by us with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") after the date hereof and prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold.

             The Registrant's audited financial statements for the year~~s~~ ended December 31, 2001 incorporated by reference from its Annual Report on Form 10-K for the year ended 2001 have been audited by Arthur Andersen LLP ("AALLP"), independent public accountants, as indicated in their report with respect thereto, and are incorporated by reference in this registration statement in reliance upon the authority of said firm as experts in giving said report. On July 22, 2002, the Registrant dismissed AALLP as its independent auditor and engaged Deloitte & Touche LLP as its independent auditor for the 2002 calendar year. For additional information, see the Registrant's Current Report on Form 8-K/A filed with the Commission on July 24, 2002. After reasonable efforts, the Registrant has been unable to obtain AALLP's written consent to incorporation by reference into this registration statement of AALLP's audit report with respect to the Registrant's financial statements as of December 31, 2001. Accordingly, the Registrant has dispensed with the requirement to file such consent in reliance upon Rule 437a of the Securities Act of 1933. The absence of such consent may limit recovery by investors on certain claims. In particular, because AALLP has not consented to the incorporation by reference of their report in this registration statement, a participant in the Central Vermont Public Service Corporation 2002 LTIP will not be able to recover against AALLP under Section 11 of the Securities Act of 1933 for any untrue statements of a material fact contained in the financial statements audited by AALLP or any omissions to state a material fact required to be stated therein.

Item 4.  Description of Securities

             Not applicable.

Item 5.  Interest of Named Experts and Counsel

             Not applicable.

Item 6.  Indemnification of Directors and Officers

             Sections 8.50 through 8.56 of the Vermont Business Corporation Act, inter alia, generally empower a Vermont corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding because such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Similar indemnity is authorized for that person against expenses (including attorneys' fees) actually and reasonably incurred in connection with the defense or settlement of any such threatened, pending or completed action or suit if that person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and provided further that (unless a court of competent jurisdiction otherwise provides) such person shall not have been adjudged liable to the corporation. Any such indemnification may be made only as authorized in each specific case upon a determination by the shareholders or disinterested directors or by independent legal counsel in a written opinion that indemnification is proper because the indemnitee has met the applicable standard of conduct.

             Section 8.57 of the Vermont Business Corporation Act further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him, and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 8.50 through 8.56.

             Our By-Laws provide that, to the extent legally permissible, we may indemnify any of our directors, officers and employees who, as a result of such position, was or is a party or is threatened to be made a party to any contemplated, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal against expenses, actually or reasonably incurred by him or her in connection with such action, suit or proceeding.

Item 7.  Exemption From Registration Claimed

             Not applicable.

Item 8.  List of Exhibits

4.1	Articles of Association of the Registrant. (Incorporated by reference to Exhibit 3.2 of the Registrant's Annual Report on Form 10-K for the year ended December 31, 1992, File No. 1-8222).
4.2

By-Laws of the Registrant. (Incorporated by reference to Exhibit 3.1 of the Registrant's Current Report on Form 8-K dated October 7, 2002 and Quarterly Report on Form 10-Q for the period ended September 30, 2002, File No. 1-8222).

5	Legality opinion of Joseph M. Kraus.
23.1	Consent of Joseph M. Kraus (included in Exhibit 5).
23.2	Consent of Arthur Andersen LLP. (Omitted pursuant to Rule 437a of the Securities Act of 1933)
24	Power of Attorney (included on signature page).

Item 9.  Undertakings

             We hereby undertake:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the "Securities Act").
(ii)

To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if this registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this registration statement;

2.

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unallocated at the termination of the offering;
4.

That, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deeded to be the initial bona fide offering thereof; and

5.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

             Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in Rutland, Vermont on the 19th day of December, 2002.

CENTRAL VERMONT PUBLIC SERVICE CORPORATION
By	/s/ Robert H. Young Robert H. Young President and Chief Executive Officer

POWER OF ATTORNEY

             Each person whose signature appears below hereby authorizes and appoints Joseph M. Kraus and Jean H. Gibson, or any one of them, as his or her attorney-in-fact, with full power of substitution and resubstitution to sign on his or her behalf individually and in each such capacity stated below any and all amendments and post effective amendments to this registration statement of Central Vermont Public Service Corporation relating to the 2002 Long-Term Incentive Plan filed after the date hereof under the Securities Act of 1933, as amended, as fully as such person could do in person, hereby verifying and confirming all that said attorney-in-fact, or any one of them, or their or his substitutes, may lawfully do or cause to be done by virtue hereof.

             Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed on December 2, 2002 by the following persons in the capacities indicated:
/s/ Robert H. Young Robert H. Young Chief Executive Officer and Director	/s/ Frederic H. Bertrand Frederic H. Bertrand Chair of the Board of Directors
/s/ Joseph M. Kraus Joseph M. Kraus Senior Vice President Customer Service, Corporate Secretary, and General Counsel	/s/ Robert L. Barnett Robert L. Barnett, Director /s/ Rhonda L. Brooks Rhonda L. Brooks, Director
/s/ Jean H. Gibson Jean H. Gibson Senior Vice President, Chief Financial Officer and Treasurer	/s/ Janice B. Case Janice B. Case, Director
/s/ Robert G. Clarke Robert G. Clarke, Director
/s/ Timothy S. Cobb Timothy S. Cobb, Director
/s/ Luther F. Hackett Luther F. Hackett, Director
/s/ George MacKenzie, Jr. George MacKenzie, Jr., Director
/s/ Mary Alice McKenzie Mary Alice McKenzie, Director
/s/ Janice L. Scites Janice L. Scites, Director
/s/ Herbert H. Tate Herbert H. Tate, Director
EXHIBIT INDEX
4.1	Articles of Association of the Registrant. (Incorporated by reference to Exhibit 3.2 of the Registrant's Annual Report on Form 10-K for the year ended December 31, 1992, File No. 1-8222).
4.2

By-Laws of the Registrant. (Incorporated by reference to Exhibit 3.1 of the Registrant's Current Report on Form 8-K dated October 7, 2002 and Quarterly Report on Form 10-Q for the period ended September 30, 2002, File No. 1-8222).

5 *	Legality opinion of Joseph M. Kraus.
23.1	Consent of Joseph M. Kraus (included in Exhibit 5).
23.2	Consent of Arthur Andersen LLP. (Omitted pursuant to Rule 437a of the Securities Act of 1933)
24	Power of Attorney (included on signature page).

* = included herewith